Exhibit 99.2

[SAIC Letterhead]

DATE:	December 9, 2005
TO:	SAIC Employees and Stockholders
FROM:	Ken Dahlberg, Chairman & CEO
SUBJECT:	Recent Developments

I’m committed to keeping you informed on major developments in the Company. Regrettably, the Company will report an additional $61 million loss on the Greek Olympics contract for our third quarter ended October 31, 2005. This brings the fiscal year-to-date contract loss to $77 million and the total contract loss since inception to $115 million.

The poor financial performance and challenges of the Greek Olympics contract are of continuing concern to the Board and me. Consistent with our culture of analyzing our problems to identify their causes for the purpose of understanding and addressing them, the Board of Directors and I have initiated an independent review of the Greek Olympics contract. The Board, my senior management team and I feel strongly that these issues need to be fully understood. The Board and I have established a process to do so.

Given these developments related to the Greek Olympics contract, I am advising you that the Board and I have reluctantly decided to delay our stockholders’ meeting scheduled for December 16th. I want to assure you that the Board and I continue to believe that the IPO is the best alternative for addressing our long-term capital structure needs and remains in the best interests of our stockholders. We intend to hold the stockholders’ meeting as soon as practicable; the new date for the stockholders’ meeting and impact on the planned IPO timeframe will be determined by the Board of Directors at its meeting to be held on December 16th.

The most important impacts of today’s decision are summarized below:

•	Postponement of Stockholders’ Meeting – We are delaying our December 16th, special stockholders’ meeting. We expect to determine the new date for the stockholders’ meeting at our December 16th Board of Directors meeting.

•	Rescheduling of Retirement Plan Transactions – The retirement plan trade transactions originally scheduled for December 16th is being delayed until December 30th, given the recent Greek Olympic contract developments.

•	Establishment of Stock Price – The Board of Directors will not establish the stock price on December 9th as scheduled. Due to the delay in the retirement plan trade transactions and consistent with our practice of establishing the stock price as close in time to a stock transaction as practicable, the Board will now establish the stock price on December 23rd.

•	Financial Hardship Policy – As a reminder, if the postponement of the retirement plan trade transactions creates a financial hardship for some participants, you may be eligible for the Company’s Financial Hardship Policy, which allows participants to request a hardship withdrawal from our retirement plans under certain circumstances.

Our financial performance on the Greek contract and postponement of the stockholders’ meeting are disappointing to you and me. We are otherwise performing strongly and you should be very proud of our overall accomplishments thus far this year. Do not let the events on the Greek Olympics contract and the delay in the stockholders’ meeting distract you from what you do so well everyday and what the Company has done so well for over 36 years – providing world-class solutions to our customers’ most challenging problems. Our company remains extremely strong, distinguished customer service continues to be our first priority, our strategy and vision are focused on increasing stockholder value, and our initiatives designed to drive overall higher performance are well underway.

Additional Information and Where to Find It

More detailed information pertaining to the merger and related proposals of Science Applications International Corporation will be set forth in appropriate filings that have been and will be made with the SEC, including the proxy statement/prospectus contained in the registration statement on Form S-4 filed by SAIC, Inc. concerning the proposed merger and related proposals. We urge stockholders to read such documents that are or may be filed with the SEC when they are available because they will contain important information about the proposed merger and related proposals. Stockholders will be able to obtain a free copy of any filings, containing information about Science Applications International Corporation or SAIC, Inc., without charge, at the SEC’s internet site at http://www.sec.gov. Copies of any filings by Science Applications International Corporation or SAIC, Inc. can also be obtained, without charge, by directing a request in writing to Science Applications International Corporation, 10260 Campus Point Drive, M/S F-3, San Diego, California 92121, Attention: General Counsel or by email to SECfilings@saic.com.

This communication shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Participants in the Solicitation

Science Applications International Corporation, SAIC, Inc. and their respective directors and executive officers may be deemed, under the SEC’s rules, to be participants in the solicitation of proxies from the stockholders of Science Applications International Corporation in connection with the proposed merger and related proposals. The names of the directors and executive officers of Science Applications International

Corporation and SAIC, Inc. and their interests, direct or indirect, by security holdings or otherwise, in the proposed merger and related proposals are contained in the proxy statement/prospectus contained in a registration statement on Form S-4 filed by SAIC, Inc., which may be obtained without charge at the SEC’s internet site at http://www.sec.gov, or by directing a request in writing to Science Applications International Corporation, 10260 Campus Point Drive, M/S F-3, San Diego, California 92121, Attention: General Counsel or by email to SECfilings@saic.com.